Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
          We have issued our reports dated March 2, 2011, with respect to the consolidated financial statements, schedule, and internal control over financial reporting included in the Annual Report on Form 10-K for the year ended January 2, 2011 of The GEO Group, Inc., which are incorporated by reference in this Registration Statement. We hereby consent to the incorporation by reference in the Registration Statement of the aforementioned reports, and to the use of our name as it appears under the caption “Experts.”
/s/ Grant Thornton LLP
Miami, Florida
September 12, 2011